Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2021, relating to the financial statements of Allied Motion Technologies Inc. and the effectiveness of Allied Motion Technologies Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Allied Motion Technologies Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Williamsville, New York
September 28, 2021